Exhibit 99.1
Hillenbrand Reports Increased
Third-Quarter Revenue and Adjusted EPS
•	Third-quarter revenue increased 30% over the same period in 2009 with the addition of K-Tron’s financial results.

•	EPS adjusted for non-recurring items increased 10% to $0.45.
BATESVILLE, Indiana, August 4, 2010, Hillenbrand, Inc. (NYSE: HI) — /PR Newswire-First Call/ — Hillenbrand reported third quarter 2010 revenue of $205.8 million, a $47.1 million (30 percent) increase over the prior year, due primarily to the inclusion of revenue generated by K-Tron International, which Hillenbrand acquired April 1, 2010. Business acquisition costs and the impact of purchase accounting were the primary drivers of a $12.1 million (48 percent) decrease in net income from the prior year and a $0.19 (46 percent) decrease in earnings per share, from $0.41 to $0.22.
Excluding antitrust-related legal costs ($0.9 million), non-recurring acquisition accounting effects ($8.6 million) and business acquisition costs ($5.3 million), adjusted earnings per share of $0.45 represented an increase of 10 percent.
The company’s gross profit margin for the quarter decreased from 41.6 percent to 36.7 percent, primarily as the result of the one-time effects of fair value adjustments on K-Tron’s inventories as part of the acquisition.
Investment income doubled to $3.8 million compared with the third quarter of 2009, primarily resulting from gains on limited partnership investments.
Cash flow from operations was $28 million in the third quarter, a decrease of $5.3 million (16 percent). This decrease was due to the payment of business acquisition costs and K-Tron’s pre-transaction liabilities, along with the timing of disbursements for accounts payable. This was partially offset by the timing of payments for income taxes and the addition of K-Tron’s core operating cash flow.
“Batesville Casket Company continues to be the stable foundation of our financial performance,” said Kenneth A. Camp, Hillenbrand’s president and chief executive officer. “Additionally, we’re pleased with K-Tron’s initial results and are cautiously optimistic about the signs for improvement in the global economy.”

Outlook for the Remainder of Fiscal Year 2010
The company reaffirms the following guidance:
Hillenbrand, Inc. (Unaudited)
(amounts in millions, except per share data)

	Fiscal year ending September 30
	FY10 Range
	Low	High
Net revenue	$740	$770
Income before taxes	$131	$150
Tax rate	37.5%	36.0%
Net income	$82	$96
Average diluted shares outstanding	62	62
Diluted net income per share	$1.32	$1.55

Excluding certain non-operating costs (antitrust litigation, acquisition and non-recurring acquisition accounting effects*)
Net income	$102	$113
Diluted net income per share	$1.65	$1.82
In preparing our guidance, we have used preliminary studies to estimate the effects of the acquisition accounting. The final studies and valuations could differ significantly from these initial estimates.
Hillenbrand, Inc. (Unaudited)
Reconciliation of Non-GAAP Measures*
(amounts in millions, except per share

	Three Months Ended			Three Months Ended			Fiscal Year 2010
	June 30, 2009			June 30, 2010			Guidance Midpoint
	Pre-	Income	Post-	Pre-	Income	Post-	Pre-	Income	Post-
	Tax	Taxes	Tax	Tax	Taxes	Tax	Tax	Taxes	Tax
GAAP income	$40.3	$14.9	$25.4	$22.6	$9.3	$13.3	$140.7	$51.7	$89.0

Certain non-operating costs:
Antitrust litigation	0.3	0.1	0.2	1.4	0.5	0.9	5.0	1.8	3.2
Non-recurring acquisition accounting effects	—	—	—	13.3	4.7	8.6	12.5	4.5	8.0
Business acquisition costs	—	—	—	6.2	0.9	5.3	11.6	2.0	9.6
Sales tax adjustment	—	—	—	—	—	—	(4.1)	(1.5)	(2.6)

Adjusted income	$40.6	$15.0	$25.6	$43.5	$15.4	$28.1	$165.7	$58.5	$107.2
Adjusted diluted net income per share data)			$0.41			$0.45			$1.73

*	Non-GAAP Financial Disclosures and Reconciliations for Third Quarter 2010
While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Conference Call and Webcast
The company will hold a conference call and simultaneous webcast with investors and financial analysts Wednesday, August 4, at 8 a.m. ET. During the event, management will discuss the results for the third quarter of 2010, which ended June 30, 2010. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s Web site through August 4, 2011, for those unable to listen to the live webcast.
To access the conference call, listeners in the United States may dial 1-877-718-5099, and international callers may dial 1-719-325-4754. A replay of the call will be available until midnight ET, Thursday, August 19, 2010, by dialing 1-888-203-1112 in the United States or 1-719-457-0820 internationally, and using the replay passcode 7407175.
Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(amounts in millions, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net revenues	$205.8	$158.7	$537.2	$496.0
Cost of goods sold	130.2	92.7	312.6	285.9

Gross profit	75.6	66.0	224.6	210.1
Operating expenses (including business acquisition costs)	55.8	27.3	121.5	87.8

Operating profit	19.8	38.7	103.1	122.3
Interest expense	(1.0)	(0.3)	(1.5)	(1.8)
Investment income (loss) and other	3.8	1.9	11.9	4.2

Income before income taxes	22.6	40.3	113.5	124.7
Income tax expense	9.3	14.9	41.3	45.0

Net income	$13.3	$25.4	$72.2	$79.7

Income per common share-basic and diluted	$0.22	$0.41	$1.17	$1.29
Dividends per common share	$0.1875	$0.185	$0.5625	$0.555

Average common shares outstanding — basic and diluted	62.0	61.7	61.9	61.8

Hillenbrand, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(amounts in millions)

	June 30,	September 30,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$82.2	$35.2
Trade receivables, net	104.3	85.2
Inventories, net	69.9	42.5
Auction rate securities and related Put right	13.7	30.1
Interest receivable from Forethought Financial Group, Inc.	10.0	10.0
Deferred income taxes	20.8	21.5
Other current assets	16.7	8.4

Total current assets	317.6	232.9
Property and intangibles, net	519.2	101.6
Auction rate securities and investments	31.6	37.6
Note and interest receivable from Forethought Financial Group, Inc., long-term portion	141.9	132.8
Other assets	24.1	56.2

Total Assets	$1034.4	$561.1

LIABILITIES
Current Liabilities
Revolving credit facilities, current portion	$13.6	$60.0
Other current liabilities	148.7	74.9

Total current liabilities	162.3	134.9
Long-term debt, less current portion above	375.0	—
Other long-term liabilities	147.8	122.2

Total Liabilities	685.1	257.1

Total Shareholders’ Equity	349.3	304.0

Total Liabilities and Shareholders’ Equity	$1034.4	$561.1

Hillenbrand, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(amounts in millions)

	Nine Months Ended
	June 30,
	2010	2009
Net cash provided by operating activities	$117.0	$84.9
Net cash used in investing activities	(356.8)	(3.6)
Net cash provided by (used in) financing activities	287.9	(66.8)
Effect of exchange rate changes on cash and cash equivalents	(1.1)	(0.4)

Net cash flows	47.0	14.1

Cash and cash equivalents:
At beginning of period	35.2	14.7

At end of period	$82.2	$28.8

Disclosure Regarding Forward-Looking Statements
Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the anticipated effect of the acquisition on Hillenbrand’s future results. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: recent global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; our ability to execute a successful integration of K-Tron International; the dependence of our business units on relationships with several large national providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; ongoing antitrust litigation; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission (SEC) November 24, 2009; K-Tron’s Annual Report on Form 10-K for the year ended January 2, 2010, filed with the SEC March 15, 2010; and our current report on Form 8-K, filed with the SEC July 6, 2010. The company assumes no obligation to update or revise any forward-looking information.
About Hillenbrand, Inc.
Hillenbrand (www.HillenbrandInc.com) is a diversified enterprise with multiple subsidiaries focused around two separate operating businesses. Batesville Casket (www.batesville.com) is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. K-Tron International (www.ktroninternational.com) is a recognized leader in the design, production, marketing and servicing of material handling equipment and systems. The company serves many different industrial markets through two product lines. The Process Group focuses primarily on feeding and pneumatic conveying equipment, doing business under two main brands: K-Tron Feeders and K-Tron Premier. The Size Reduction Group concentrates on size reduction equipment, conveying systems and screening equipment, operating under three brands: Pennsylvania Crusher, Gundlach and Jeffrey Rader. HI-INC-F
CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mr.lanning@hillenbrand.com
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